EX-FILING FEES

Calculation of Filing Fee Table

424B5

(Form Type)

RadNet, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $.0001 par value per share	457(r)(1)	8,711,250	$29.75	$259,159,687.50	0.00011020	$28,559.40
	Total Offering Amount					$259,159,687.50
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$28,559.40

(3)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act and represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-269025) paid with the filing of this prospectus supplement.